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                                                                   EXHIBIT 10.15


                               LICENSE AGREEMENT


         THIS LICENSE AGREEMENT (the "Agreement") is entered into as of this 18th day of April, 1997, by and between Interpore International, a California corporation ("Licensor"), and Steri-Oss Inc., a Delaware corporation ("Licensee").

RECITALS

         WHEREAS, Licensor is the owner of trademarks and trade dress for the mark, symbol, design and name "Interpore" (the "Name") and has received a Trademark from the United States Patent & Trademark Office with respect to the Name (the "Trademark");

         WHEREAS, Licensee and Interpore Dental, Inc., a wholly-owned subsidiary of Licensor, have entered into that certain Asset Purchase Agreement dated April 18, 1997 (the "Asset Purchase Agreement") (and certain ancillary agreements, including a Distribution Agreement, dated April 18, 1997 (the "Distribution Agreement")), pursuant to which Licensee has purchased the Purchased Assets and assumed the Assumed Liabilities (as such terms are defined in the Asset Purchase Agreement) of Interpore Dental, Inc.;

         WHEREAS, Licensee desires to acquire a limited interest in the Name and marks utilizing the Name, and Licensor desires to license the use of the Name and marks utilizing the Name to Licensee, all on the terms and subject to the restrictions and conditions set forth below;

AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


         1. Non-exclusive License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive (except as provided in Section 2(b)), world-wide, royalty-free license to use the name "Interpore", for the purpose and subject to the restrictions and conditions set forth in this Agreement, during the period set forth in Section 9 hereof.

         2. License Scope. The license is limited to the use of the Name in conjunction with the operation of the Business and activities under the Distribution Agreement (as defined in the Asset Purchase Agreement). The License is further limited to the use of the Name in conjunction with the additional terms and as part of the phrases set forth on Exhibit A hereto.






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                 a.       The Name, when used in accordance with and subject to
         the restrictions set forth in this Agreement, shall constitute the "Licensed Mark." The license granted hereby is limited to the Licensed Mark.

                 b. Licensee's rights under this license are exclusive even as against Licensor as they relate to the use of the License Mark, but shall not in any way restrict Licensor or any other licensee of Licensor from any other use of the Name; provided, however, that Licensor shall have six months to use the Licensed Mark as part of the Charter of its subsidiary, Interpore Dental, Inc., a California corporation, after which time such Charter shall be amended to delete the Licensed Mark.

         3. Sublicenses and Assignments. The license granted by this Agreement shall not include the right to grant sublicenses. The license shall be assignable only to Affiliates of Licensee in accordance with the provisions of Section 14(l), and there shall be no more than one user of the Trademark at any time under this License. Any attempted assignment of this license to other than Affiliates of the Licensee, Section 14(l) shall be void and convey no rights to the purported assignee. The term "Affiliate" shall mean a person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. When used in the forgoing sentence, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         4.      Licensed Use.

                 a. Licensee agrees to use the Licensed Mark in a commercially acceptable and reasonable manner and style to protect and enhance the image and reputation of the Licensed Mark and Licensor, and to ensure that no such use shall reflect adversely upon the goodwill, prestige or reputation of the Licensed Mark or Licensor.

                 b. The cost of all advertising for products which contain the Licensed Mark and are distributed by Licensee shall be borne by Licensee.

                 c. In the event that Licensor shall object to any label, packaging or advertising as violating the provisions of this Section 4, Licensor shall notify Licensee in writing of any objection and afford Licensee sixty (60) days to introduce new labels, packaging, marketing or advertising.

                 d. Licensee shall use appropriate copyright and trademark notices, which identify Licensor as the owner of such copyrights and trademarks, on all the labels and advertising and all other written embodiments of the Licensed Mark, including the federal trademark notice "(R)" in the United States.





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         5.      Quality Control Standards.

                 a. The parties acknowledge and agree that great value is placed on the Licensed Mark and the goodwill associated therewith, that the consuming public and the industry now associate the Licensed Mark with products and services of consistently high quality, and that the terms and conditions of this Agreement are necessary and reasonable to assure the consuming public and the industry that all goods and services provided hereunder are of the same consistently high quality as the goods and services currently offered by Licensor under the Licensed Mark.

                 b. Licensee shall use the Licensed Mark only in connection with goods or services of at least equivalent quality to the goods or services currently offered by Licensor.

                 c. Upon Licensor's reasonable request, Licensee shall furnish to Licensor, at no expense to Licensor, one (1) sample of all items used in connection with the Licensed Mark, including, but not limited to, a sample of each product sold under the Licensed Mark, as well as packaging, labels, stickers, advertising, displays and promotional or marketing literature and materials. Following its review of such items, Licensor agrees to return the same to Licensee.

                 d. Licensee shall not cause or permit the use of the Licensed Mark on any products or in any manner that does not meet the standard of quality of those samples of items furnished to and approved by Licensor pursuant to Section 5(c) hereof.

                 e. Licensee shall use the Licensed Mark on and in connection with the goods and services comprising the Business, and the packaging, advertising and promotion thereof, in a manner consistent with proper trademark usage.

         6.      Protection of Licensed Mark.

                 a. Apart from actions for fraud, misrepresentation or the like, Licensee shall not, during the term of this Agreement or thereafter, contest the validity of Licensor's rights to the Licensed Mark, nor willingly become an adverse party to litigation in which such rights are contested.

                 b. Licensor shall not, during the term of this Agreement, say, write, or do anything which would diminish the goodwill of (i) Licensee, its officers or employees or (ii) Licensee's Affiliates (as defined in Section 3 hereof) or their officers or employees or (iii) the Licensed Mark. Licensee shall not, during the term of this Agreement, say, write, or do anything that would diminish the goodwill of (i) Licensor, its officers or employees, (ii) Licensor's Affiliates or their officers or employees, or (iii) the Licensed Mark, Name or Trademark.





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                 c.       Licensee shall promptly notify Licensor of any uses
         of the Names or related marks which may constitute infringement or imitation by others of which Licensee has actual knowledge, and Licensee shall promptly notify Licensor by written notice of any claim, demand, or suit related to the Licensed Mark. Licensor may take whatever action, if any Licensor deems appropriate to protect Licensor's rights, and Licensee shall fully cooperate with Licensor in such action.

                 d. In the event that any person or entity infringes upon any rights granted to Licensee by Licensor pursuant to this Agreement, Licensor shall have the right, at its own expense, to undertake and prosecute appropriate action necessary to protect the rights of the parties to this Agreement and to protect Licensor's right to the Licensed Mark.

                 e. Licensor, at its sole discretion, may prosecute any such passing off, infringement, imitation, or similar action in its own name, provided that, upon the request of Licensor and at Licensor's expense, Licensee shall assist Licensor to the extent reasonably necessary in the procurement of any protection, including but not limited to being joined as a necessary or desirable party to such action or proceedings, in which event the representation of Licensee by counsel shall be the sole responsibility and at the expense of Licensor.

                 f. Failure by Licensor to prosecute such infringement, imitation or similar action shall not constitute a breach of this Agreement. Should Licensor fail to do so, Licensor hereby grants the power and right to Licensee to undertake such action or prosecute such infringement, imitation, or similar action, subject to Licensor's reasonable approval. Licensee shall not, however, initiate any such action or prosecution without the prior written consent of Licensor.

                 g. Licensee shall have no claim against Licensor for damages or otherwise, by reason of any determination by Licensor not to take action or arising out of any settlement or resolution of such action, nor shall any such action, settlement, or resolution affect the validity or enforceability of this Agreement.

         7. Ownership of Mark. Licensee agrees that ownership of the Name and Trademark and the goodwill relating and appurtenant thereto, and the trademark registrations in the United States and elsewhere therefor, shall always remain vested in Licensor, both during the period of this Agreement and thereafter. Licensee acknowledges and agrees that Licensor shall own all trade names, trademarks, service marks or similar marks utilizing the Name that are developed, created, invented or otherwise originated by Licensee during the period in which Licensee conducts the Business. Licensee shall have the right to apply for valid registrations in the name of Licensor of such developed trade names, trademarks, service marks or similar marks. All use of the Licensed Mark shall inure to the benefit of Licensor.





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         8.      Representations and Warranties.

                 a. Licensor warrants that Licensor is not aware of any registrations or applications for registration for trademarks, trade names, service marks, logos or designs related to or similar to the Licensed Mark, other than applications or registrations initiated or approved by Licensor.

                 b. Licensee warrants that heretofore Licensee has not developed or attempted to develop rights in the Licensed Mark.

                 c. Licensee warrants and agrees that it will not undertake or seek to obtain any registrations of trademark or other intellectual property rights pertaining to the Names, the Trademarks, or the Licensed Mark.

                 d. Licensor warrants that it is the sole owner of the Licensed Mark.

                 e. Licensor warrants that it has the right, power and authority to enter into this Agreement with Licensee.

                 f. Licensee warrants that it has the right, power and authority to enter into this Agreement with Licensor.

         9. Term. This Agreement shall continue in effect for 2 years from the date first written above; provided, however, that Licensee shall continue to have the right to use the Licensed Marks in connection with the sales of products under the Distribution Agreement of even date herewith between Licensee and Interpore Orthopaedics, Inc. for the term of such Distribution Agreement and any extension thereof.

         10. Termination. This Agreement may be terminated by Licensor for cause immediately upon the occurrence of any of the following events:

                 a. If Licensee breaches any of its material obligations under this Agreement, including a breach of the provisions of Sections 4 or 5 hereof, and fails to cure such breach within 60 days of receipt of written notice describing the breach (or such other time period as set forth in Sections 4 or 5 hereof);

                 b. If Licensee seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement or other comparable proceeding, or if any such proceeding is instituted against the other party (and not dismissed within 60 days).

                 c. If Licensee or any Affiliate of Licensee grants or purports to grant any sublicense;





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                 d.       If Licensee or any Affiliate of Licensee offers for
         sale products containing the Licensed Mark which fail to meet the standard of quality required by Licensor, except when such failure is inadvertent and adequate steps are promptly taken to correct the operations which led to such failure;

                 e. If, except as otherwise provided in this Agreement, Licensee or any Affiliate of Licensee assigns or purports to assign any of its rights of; or

                 f. If Licensee or any Affiliate of Licensee takes or permits any action which has a material adverse effect on the business, reputation or goodwill of Licensor.

         11.     Obligations of Licensee Upon Termination or Expiration.

                 Upon the expiration or earlier termination of this Agreement, all rights of Licensee hereunder shall terminate, and Licensee agrees that:

                 a. Licensee shall amend its Certificate of Incorporation or other charter document to change its name to a name which does not include the Name or any word or words which may be confused with the Name, if prior to the expiration of this Agreement any such charter documents were created or amended to include the Name or any word or words which may be confused with the Name;

                 b. Licensee shall thereafter cease and desist from operating or otherwise representing itself, through marketing materials, product labeling or otherwise, in any way including the Names or any word or words which may be confused with the Names;

                 c. Licensee shall cease the manufacture of any products containing the Licensed Mark;

                 d. Licensee shall delete any reference to the Licensed Mark in any advertising or promotional material, including any reference to having previously been a licensee of the Licensed Mark; and

                 e. Licensee shall deliver to Licensor all packaging and other materials (other than actual product bearing the Licensed Mark) bearing the Licensed Mark, for destruction or disposal as Licensor shall elect.

                 12. Purchase of Materials. Licensee may desire to purchase, from time-to-time, materials and/or furnished products from Licensor under a separate supply agreement for such materials and products. To the extent that such purchases are made, Licensee's failure to make payments in accordance with the terms of purchase set forth therein shall further entitle Licensor to terminate this Agreement and the license hereunder. Such termination shall take effect automatically upon sixty (60) days written notice if Licensee does not correct such failure to make payments within said sixty
(60) day period.





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         13.     Products Liability.

                 a. Compliance with Laws. Licensee agrees that it will comply with and abide by all applicable country, state and local laws, ordinances, and regulations and all requirements of applicable government agencies in conducting its business and in distributing and selling the products bearing or marketed using the Licensed Mark.

                 b. Insurance. Licensee shall provide products liability insurance insuring against claims for personal injury resulting from products bearing or marketed using the Licensed Mark with a limit per occurrence for personal injury and/or property damage of $1,000,000 and an aggregate limit of $3,000,000, with Licensor being shown as an Additional Named Insured on said policy. Licensee shall provide Licensor with a certificate evidencing such insurance.

                 c.       Indemnity.

                          (i)     Licensee.  Licensee shall indemnify and hold
Licensor, its Affiliates, principals, officers, shareholders, trustees, directors, employees and agents, harmless from any and all losses, liabilities, expenses (including reasonable attorneys' fees), costs, penalties, obligations, claims, damages or judgments arising out of, in any way connected with, or resulting from the promotion, marketing, use, manufacture, design, distribution, sale or provision of goods or services by or on behalf of Licensee, or its Affiliates, employees, officers, shareholders or agents, bearing the Licensed Mark. This indemnity shall apply similarly to claims made by third-parties. Notwithstanding the foregoing, Licensee's indemnification of Licensor shall not extend to claims arising exclusively from Licensee's use of the Licensed Mark in a manner permitted by the provisions of this Agreement.

                          (ii)    Licensor.  Licensor shall indemnify and hold
Licensee, its Affiliates, principals, officers, shareholders, trustees, directors, employees and agents, harmless from any and all losses, liabilities, expenses (including reasonable attorneys' fees), costs, penalties, obligations, claims, damages or judgments arising out of Licensee's use of the Licensed Mark in a manner permitted by the provisions of this Agreement.

         14.     Miscellaneous.

                 a. Indemnification. In addition to the provisions set forth in Section 13(c) hereof, each party agrees to indemnify, defend and hold harmless the other party, its Affiliates, principals, trustees, officers, shareholders, directors, employees and agents from any and all losses, liabilities, expenses (including reasonable attorneys' fees), costs, penalties, obligations, claims, damages or judgments arising from the other party's failure to observe or perform any of its obligations set forth herein or relating hereto, including the acts and omissions of the





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         other party's Affiliates, principals, officers, shareholders, trustees, directors and employees.

                 b. Independence of Parties. The status of the parties under this Agreement shall be that of independent contractors and neither party shall be deemed or construed to be an employee, agent, partner or legal representative of the other party for any purpose whatsoever. Neither party shall have the right or authority to assume or otherwise create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner or thing whatsoever.

                 c. Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

                 d. Notices. Any notice required by this Agreement shall be in writing and sent via guaranteed overnight carrier, courier delivery or certified mail, return receipt requested, and addressed as shown below. Any such notice will be effective on the date delivered.

                          Licensor:

                          Interpore International
                          181 Technology Drive
                          Irvine, California 92618
                          Attention:  President
                          Fax:(714) 453-1884

                          with copies to:

                          Latham & Watkins
                          650 Town Center Drive
                          Costa Mesa, CA 92626
                          Attn:  Charles Ruck, Esq.
                          Fax:(714) 755-8290

                          Licensee:

                          Steri-Oss Inc.
                          22895 East Park Drive
                          Yorba Linda, CA 92887
                          Attn:  President
                          Fax:(714) 282-4835





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                          with copies to:

                          Phillips & Haddan LLP
                          4695 MacArthur Court, Suite 840
                          Newport Beach, CA 92660
                          Attn:  Robert J. Zepfel, Esq.
                          Fax:(714) 752-6161

                 e. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such unenforceability substantially impairs the benefit of the remaining portion of this Agreement. In addition, the parties agree to negotiate in good faith substitute enforceable provisions which most clearly affect the parties' intent in entering into this Agreement.

                 f. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 g. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of California applicable to contracts made and performed in California (without regard to its principles of conflicts of laws).

                 h. Integration. This Agreement (together with the Distribution and License Agreement), embodies the entire understanding of the parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understandings between the parties relating thereto. No amendment or modification of this Agreement shall be valid or binding upon the parties unless signed by their respective, duly authorized officers.

                 i. Arbitration; Attorney's Fees. Any controversy or claim arising out of this Agreement or a breach thereof shall be settled by mandatory, final and binding arbitration in the County of Orange, State of California, and in accordance with the rules of the American Arbitration Association, and judgment rendered by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, reasonable attorneys' fees, costs and expenses incurred in the arbitration or action.

                 j. Remedies; Waiver. To the extent permitted by law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure or delay on the part of either party in the exercise





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         of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege. No waiver shall be binding unless executed, in writing, by the party making the waiver.

                 k. Headings. The headings used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the parties under this Agreement.

                 l. Assignment. Except for assignment by Licensor to an entity that acquires all or substantially all of the assets (including the Trademark) or stock of Licensor, or by Licensee to an Affiliate upon the prior written consent of Licensor which shall not be unreasonably withheld, neither party may assign any interest or obligation under this Agreement without the other party's prior written consent. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

                 m. Remedies. The parties hereto agree that monetary damages would be an inadequate remedy for any breach or threatened breach of any term or provision of this Agreement relating to the use or mis-use of the Names or related marks. Accordingly, those terms or provisions, whether or not this Agreement has expired or has been previously terminated, may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order or decree of a court of competent jurisdiction. This Section shall not be construed to limit or derogate from any equitable or legal remedy authorized by any applicable law.

         IN WITNESS WHEREOF, the parties hereto attest that they have been duly authorized to execute this Agreement and have so executed this Agreement made effective as of the date first above written.

                                        INTERPORE INTERNATIONAL, a California
                                        corporation


                                        By:____________________________________
                                           David C. Mercer
                                           President


                                        STERI-OSS INC., a Delaware corporation


                                        By:____________________________________
                                           Kenneth A. Darienzo
                                           President












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                                   EXHIBIT A

Additional Terms                                  Phrases

Dental                                            Interpore Dental

Dental, Inc.                                      Interpore Dental, Inc.

Hex                                               Interpore Hex

Threaded                                          Interpore Threaded
























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